Exhibit 99.1

Exult Announces Third Quarter 2003 Results

•	Revenue growth of 27 percent over the prior year third quarter

•	Gross margins of 9.8 percent for the quarter versus 6.9 percent for the prior year quarter

•	Earnings per diluted share of $0.04, compared to a loss of $0.01 per diluted share in the prior year third quarter

IRVINE, Calif., October 23, 2003 – Exult, Inc. (Nasdaq: EXLT), the innovator and leading provider of HR-led Business Process Outsourcing (BPO) for Global 500 companies, today reported financial results for the third quarter ended September 30, 2003. Revenue for the third quarter was $131.0 million, an increase of 27 percent over the prior year quarter and 7 percent over the second quarter of 2003. The Company’s third quarter gross margins were 9.8 percent, an increase of 290 basis points from the prior year comparable quarter. The operating margin for the third quarter was 3.2 percent versus negative 1.8 percent for the same quarter in the prior year. Net income for the third quarter of 2003 was $4.4 million, or $0.04 per diluted share, as compared to a net loss of $1.3 million, or $0.01 per diluted share, for the third quarter of 2002.

Additional Highlights and Achievements

•	Announced the signing in August 2003, of a 5-year contract with McKesson Corporation to provide recruiting administration, learning and contact center services.

•	BMO Financial Group, Universal Music Group, and Vivendi Universal Entertainment contracts transitioned into the Exult Service Delivery Model (ESDM)SM.

•	Indian Client Service Center was officially opened in September and now employs more than 250 highly skilled individuals, processing data capture, data entry, and first tier level call support.

•	PricewaterhouseCoopers international BPO operations integrated into Exult’s global network creating eight client service centers, and 50 worldwide offices on four continents to serve Global 500 companies.

•	Raised $100 million ($97 million, net) through a 2.50 percent convertible senior note offering in September 2003, strengthening Exult’s Balance Sheet and giving the company increased financial flexibility.

“We are encouraged and pleased with our third quarter, both in terms of our financial results and operational achievements,” said Jim Madden, founder, Chairman and CEO. “Exult executed well against its plan in the third quarter and as a result continues to be among the fastest growing companies in the BPO industry. The third quarter 2003 also marked Exult’s fourth consecutive quarter of profitability. During the quarter, Exult transitioned the BMO Financial Group, Universal Music Group, and Vivendi Universal Entertainment contracts, while simultaneously integrating PricewaterhouseCoopers international BPO business to increase the Company’s global footprint.”

“Our clear focus on HR has made Exult the leader in HR-led BPO. We maintain our leadership through innovation, breadth and scope of our service capabilities and an expanded international presence. Our MultiDeliverySM operational methodology – consisting of multi-process, multi-shift, multi-center, multi-client, and BPO MultiShoreSM capabilities – give Exult a dynamic operation, combining low cost locations, high tech solutions, and highly skilled individuals for our clients’ benefit.”

Revenues increased to $131.0 million in the third quarter of 2003 from $102.9 million in the third quarter of 2002, an increase of 27 percent. This resulted primarily from the progressive transition of service responsibility and scope expansion under management contracts that were executed in 2003 and the addition of the former PricewaterhouseCoopers international BPO business.

Gross margins improved to 9.8 percent in the third quarter of 2003 compared to 6.9 percent in the third quarter of 2002, while operating margins improved to 3.2 percent in the third quarter of 2003 versus negative 1.8 percent in the third quarter of 2002. As anticipated, compared to the second quarter of 2003, gross margins declined 1.0 percentage point due to some short term duplication of costs primarily from training and development of employees in our new center in India and the time taken to reconfigure US workstreams by redeploying skills and by reducing staffing in certain areas, primarily among temporary workers.

The duplication of costs was somewhat offset by the improvement in the base contract margin which is the gross margin contribution rate anticipated from the basket of all contracts that have reached operational stability (all outsourcing contracts as of December 31, 2002). The base contract margin is 18.2 percent, up from 15.6 percent as of the second quarter 2003.

The Company’s third quarter income from operations was $4.2 million, an improvement of $6.1 million from the third quarter of 2002.

Selling, General and Administrative (“SG&A”) expenses for the third quarter of 2003 totaled $8.6 million, or 6.6 percent of revenue, a decrease of $0.2 million (or 200 basis points as a percent of revenue) from the prior year quarter.

The Company reported cash and investments totaling $195.8 million as of the end of the third quarter of 2003, as compared to $103.7 million at the end of the second quarter. The increase in cash, as expected, is due to the $97 million dollars of net proceeds from the 2.50 percent convertible senior note offering announced in September 2003, combined with positive cash flow from operations, which was improved by a focused effort to improve collections of receivables. Accounts receivable increased from the prior quarter, however total days sales outstanding, which takes account of the increase in revenue period over period, improved by 3 days to 44 days in total, despite an increase in unbilled receivables of 2 days associated with contracts accounted for under the proportional cost methodology.

Summary & Business Outlook

Looking ahead, Madden said, “Our objective is to continue to balance strong top line growth and improved profitability by leveraging our infrastructure. We remain optimistic about the global HR-led BPO marketplace, and Exult’s unique position as the only company solely focused and dedicated to the industry.”

The company expects revenue for the full year to be at the high end of previous guidance within a range of $490-$500 million, and anticipates full year EPS to remain within the previous guidance with a range of between $0.15 to $0.18 per share.

Conference Call with Management

Jim Madden, founder, Chairman and CEO, and John Adams, Chief Financial Officer, will host a conference call for investors and all interested parties today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

To participate in the call:

•	Please dial (800) 255-2466 for toll-free access in North America

•	Please dial (212) 676-4916 for access internationally

•	When prompted, use confirmation code 21162776

Internet Access: This conference call will also be broadcast live over the Internet and can be accessed by all interested parties from the homepage of Exult’s website at www.exult.net. To listen to the live call, please go to the Exult website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Replay Information & Webcast Archive: For those unable to participate in the call at this time, a telephone replay will be made available beginning on October 23, 2003, at approximately 7:00 p.m. Eastern Time (4:00 p.m. Pacific Time). To access the replay, call (800) 633-8284 or (402) 977-9140 and enter the pass code 21162776 at the prompt. A replay of the call will also be archived on Exult’s website until November 22, 2003.

About Exult

Exult Inc. (NASDAQ: EXLT) is the market leader in HR-led business process outsourcing for Global 500 corporations, with US headquarters in Irvine, California, European headquarters in London, and client service centers in North America, South America, Europe, and Asia. Through its proprietary Exult Service Delivery ModelSM, Exult offers comprehensive, scalable process management solutions, designed to manage clients’ Human Resource and related Finance & Accounting and Procurement functions. Exult uses its expertise in HR and F&A functions, process management, MultiDeliverySM shared client service centers, and its myHRSM web-enabled applications to help Global 500 corporations improve productivity, reduce costs, streamline processes and provide superior HR services to their employees. Visit Exult’s web site at www.exult.net.

For further information:

Investor Relations
John A. Adams

Chief Financial Officer
949/856-8841
investor.relations@exult.net

Peter B. Hargittay
Hargittay Group, Inc.
Managing Director, Investor Relations
714/508-6684
peter@hargittaygroup.com

Media Contact
Alexandra Gallo
Manager, Global Communications
949/856-8638
alexandra.gallo@exult.net

Certain Terms, Including Non-GAAP Financial Measures

The term “base contract margin” means the estimated gross margin contribution rate anticipated from the basket of all long-term outsourcing contracts that have reached operational stability (all outsourcing contracts as of December 31, 2002). These contracts represent a subset of Exult’s business. Exult continues to use the same subset of contracts through an individual calendar year to allow clearer comparability of performance. Third quarter base contract margin of 18.2 percent compares to overall third quarter gross margin of 9.8 percent. Second quarter base contract margin of 15.6 percent compares to overall second quarter gross margin of 10.8 percent. Exult provides information on base contract margin because it believes that this financial measure provides useful information about the evolution of performance under its long-term outsourcing contracts.

Forward Looking Statement

Statements in this press release or the related conference call referenced herein about the Company’s anticipated performance, including revenue, margin, cash flow, cash balance and profit expectations; development and application of the Company’s Exult Service Delivery ModelSM operational capabilities, including transition and transformation of client processes to the Company’s systems, productivity improvements, and cost savings from strategic initiatives including the company’s India operations; duration, size, scope and revenue expectations associated with client contracts; industry leadership; and new business are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Exult is still developing its service capabilities and must transition client processes on schedule and transform these processes to reduce delivery cost while meeting contractual service level commitments. Exult must meet performance standards and client contracts permit reduction or early termination under various circumstances. Financial performance targets might not be achieved due to various risks, including slower-than-expected process transitions or business development, or higher-than-expected costs to meet service commitments or sign new contracts. Exult’s cash consumption may exceed expected levels if profitability does not meet expectations, strategic opportunities require cash investments, or growth exceeds current expectations. Frontlog is estimated based upon various assumptions, is subject to change, and is not necessarily indicative of what new business Exult may sign. Exult faces increasing competition in the HR BPO business. Income tax liabilities will begin to reduce net income when the Company’s tax loss carryforwards are exhausted or the valuation allowance reversed. More information about Exult’s risks is available in Exult’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors.”

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	December 31, 2002	September 30, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$42,846	$150,825
Short-term investments	84,451	44,996
Accounts receivable, net	28,587	63,492
Prepaid expenses and other current assets	27,105	33,765

Total Current Assets	182,989	293,078
Fixed Assets and Direct Contract Costs, net	54,105	67,487
Intangible Assets, net	37,564	65,653
Other Assets, net	19,738	19,828

Total Assets	$294,396	$446,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,683	$24,705
Accrued liabilities and other	31,759	62,433
Current portion of long-term liabilities	2,862	2,631

Total Current Liabilities	52,304	89,769

Convertible Senior Notes, net of current portion	—	96,867
Other Long-Term Obligations, net of current portion	12,794	11,764

Total Long-Term Liabilities	12,794	108,631

Stockholders’ Equity:
Preferred stock	—	—
Common stock	11	11
Additional paid-in capital	424,505	429,439
Deferred compensation	(1,928)	(2,060)
Accumulated other comprehensive income:
Cumulative translation adjustments	1,285	2,693
Unrealized gain on investments	891	123
Accumulated deficit	(195,466)	(182,560)

Total Stockholders’ Equity	229,298	247,646

Total Liabilities and Stockholders’ Equity	$294,396	$446,046

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(amounts in thousands except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2002	2003	2002	2003

Revenue	$102,865	$130,994	$298,746	$367,674
Cost of Revenue	95,802	118,097	288,919	330,139

Gross profit	7,063	12,897	9,827	37,535
Selling, General and Administrative Expense	8,885	8,649	24,007	26,116

Income (loss) from operations	(1,822)	4,248	(14,180)	11,419
Investment and Interest Income, net	564	157	1,770	1,487

Income (loss) before provision for income taxes	(1,258)	4,405	(12,410)	12,906
Provision for Income Taxes	—	—	—	—

Net income (loss)	$(1,258)	$4,405	$(12,410)	$12,906

Net Income (Loss) per Common Share:
Basic	$(0.01)	$0.04	$(0.12)	$0.12

Diluted	$(0.01)	$0.04	$(0.12)	$0.11

Weighted Average Number of Common Shares Outstanding:
Basic	105,406	107,227	105,028	106,499

Diluted	105,406	117,114	105,028	115,363

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Nine Months Ended September 30,

	2002	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(12,410)	$12,906
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities —
Depreciation and amortization	15,875	21,104
Discount accretion on long-term obligations	—	696
Net realized gains, net of premium (discount) purchase accretion	—	262
Changes in operating assets and liabilities, net of business acquired —
Accounts receivable, net	(12,449)	(30,083)
Prepaid expenses and other current assets	(5,352)	(6,240)
Accounts payable	13,059	5,609
Accrued liabilities and other	(11,319)	24,271

Net cash provided by (used in) operating activities	(12,596)	28,525

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for Fixed Asset Purchases and Direct Contract Costs	(19,124)	(21,349)
Expenditures for Client Contract Related Intangible Assets	(13,600)	(19,039)
Purchase of outsourcing business, net of cash acquired	—	(16,623)
Purchases of Investments	(206,821)	(59,280)
Proceeds from Investments	154,521	97,783
Change in Other Assets	(1,618)	(238)

Net cash used in investing activities	(86,642)	(18,746)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Common Stock	2,831	2,639
Proceeds from Issuance of Convertible Senior Notes	—	96,867
Payments on Other Long-Term Obligations	(485)	(2,582)

Net cash provided by financing activities	2,346	96,924

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(139)	1,276

Net Increase (Decrease) in Cash and Cash Equivalents	(97,031)	107,979
Cash and Cash Equivalents, beginning of period	144,357	42,846

Cash and Cash Equivalents, end of period	$47,326	$150,825